EX-99.(g)(2)

Execution Copy

Amendment to the Custody Agreement

This Amendment (the “Amendment”) dated April 22, 2015, and effective as of             2015, to the Custody Agreement (the “Agreement”) dated April 5, 2011 by and between Goldman Sachs Trust (“GST”) and Goldman Sachs Variable Insurance Trust (each, the “Trust” and collectively, the “Existing Trusts”) on behalf of each series of the Trust listed on Schedule I to the Agreement, as updated from time to time, and Goldman Sachs ETF Trust (“GSETF”), separately and not jointly, and The Bank of New York Mellon (“BNY Mellon”).

WHEREAS, the Existing Trusts and BNY Mellon are parties to the Custody Agreement;

WHEREAS, the parties desire to amend the Agreement as set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment.

(a)	Additional Trust

GSETF has been established as a new open-end management investment company. In accordance with the terms of the Agreement, the Existing Trusts hereby request that GSETF be added to the Agreement as a “Trust”. GSETF shall be bound by all terms and conditions and provisions of the Agreement including, without limitation, the representations and warranties set forth in the Agreement. All references in the Agreement to a “Trust” shall be deemed to apply to GSETF. Schedule I to the Agreement shall be revised and replaced in its entirety with Schedule I attached hereto.

(b)	Article II, Section 3(f) is hereby amended and restated as follows:

Custodian will submit to the Fund on an annual basis a copy of its report prepared in compliance with the requirements of Statement on Standards for Attestation Engagements (SSAE) No. 16 issued by the American Institute of Certified Public Accountants, as it may be amended from time to time, or such other similar report or attestation used by professional custodians relating to their internal controls. Custodian will make information on Depositories received as part of the Depository Information Gathering Project (“DIGP”) available to GSETF. Custodian further agrees to make available to the Trust Custodian’s annual SSAE 16 Report of its independent auditors or any successor or replacement report covering the same subject matter.

(c)	Article III, Section 4(a) is hereby amended and restated as follows:

Custodian shall notify the Fund of rights, notices, or discretionary actions with respect to Securities held hereunder, and of the date or dates by when such rights must be exercised or such action must be taken, provided that Custodian has actually received, from the issuer or the relevant Depository (with respect to Securities issued in the United States) or from the relevant Subcustodian, Foreign Depository, or a nationally or internationally recognized bond or corporate action service to which Custodian subscribes (each, “Notice Provider”), timely notice of such rights or discretionary corporate action or of the date or dates such rights must be exercised or such action must be taken. Absent actual receipt of such notice,

Custodian shall have no liability for failing to so notify the Fund. Custodian shall use commercially reasonable care in forwarding such notice to the relevant Fund. Custodian shall be reasonable in its selection of a Notice Provider other than a Foreign Depository. The Custodian shall use reasonable efforts to identify and file claims for the Fund(s) involving any class action litigation or corporate action that impacts any security the Fund(s) may have held during the class period. The Trust agrees that the Custodian may file such claims on its behalf and understands that it may be waiving and/or releasing certain rights to make claims or otherwise pursue class action defendants who settle their claims.

2.	Miscellaneous.

(a)	Terms used herein and not hereby defined shall have the meaning attributed to them in the Agreement.

(b)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

BANK OF NEW YORK MELLON

By:	/s/ Stephen Cook
Name:	Stephen Cook
Title:	Managing Director

GOLDMAN SACHS TRUST

By:	/s/ Scott M. McHugh
Name: Scott M. McHugh
Title: Principal Financial Officer and Treasurer

GOLDMAN SACHS VARIABLE INSURANCE TRUST

By:	/s/ Scott M. McHugh
Name: Scott M. McHugh
Title: Principal Financial Officer and Treasurer

GOLDMAN SACHS ETF TRUST

By:	/s/ Scott M. McHugh
Name: Scott M. McHugh
Title: Principal Financial Officer and Treasurer

SCHEDULE I

DATED AS OF [            ], 2015

Goldman Sachs Financial Square Tax-Exempt New York Fund

Goldman Sachs Financial Square Treasury Obligations Fund

Goldman Sachs Financial Square Prime Obligations Fund

Goldman Sachs Financial Square Government Fund

Goldman Sachs Financial Square Money Market Fund

Goldman Sachs Financial Square Tax-Fee Money Market Fund

Goldman Sachs Financial Square Federal Fund

Goldman Sachs Financial Square Treasury Instruments Fund

Goldman Sachs Financial Square Tax-Exempt California Fund

Goldman Sachs Variable Insurance Trust – Goldman Sachs Money Market Fund

Goldman Sachs ActiveBeta® Emerging Markets Equity ETF

Goldman Sachs ActiveBeta® Europe Equity ETF

Goldman Sachs ActiveBeta® International Equity ETF

Goldman Sachs ActiveBeta® Japan Equity ETF

Goldman Sachs ActiveBeta® U.S. Large Cap Equity ETF

Goldman Sachs ActiveBeta® U.S. Small Cap Equity ETF

Goldman Sachs Equity Long Short Hedge Tracker ETF

Goldman Sachs Event Driven Hedge Tracker ETF

Goldman Sachs Macro Hedge Tracker ETF

Goldman Sachs Multi-Strategy Hedge Tracker ETF

Goldman Sachs Relative Value Hedge Tracker ETF

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